Exhibit (a)(5)(ii)

Press Release

FOR IMMEDIATE RELEASE
For additional information:

Deutsche Bank Press Office (212) 250-5536
Shareholder Account Information (800) 437-6269
DWS Closed-End Funds (800) 349-4281 or
00-800-2287-2750 from outside the US

The European Equity Fund, Inc. and The New Germany Fund, Inc. Announce Final Results of Tender Offers

NEW YORK, NY August 28, 2012 — The European Equity Fund, Inc. (NYSE: EEA) (“EEA”) and The New Germany Fund, Inc. (NYSE: GF) (“GF”) (each a “Fund”) each announced today that, in accordance with its respective tender offer for up to 5% of its issued and outstanding shares of common stock, which offer expired at 5:00 p.m. Eastern time on August 22, 2012, EEA has accepted 529,026, and GF has accepted 863,598, properly tendered shares at a price per share equal to 98% of each Fund’s respective net asset value (“NAV”) as determined by each Fund on August 23, 2012. Each Fund normally calculates its NAV per share at 11:30 a.m. New York time on each day during which the New York Stock Exchange is open for trading. 5,314,744.107 shares of EEA’s common stock, or 50.23% of its common stock outstanding, and 10,697,485.001 shares of GF’s common stock, or 61.94% of its common stock outstanding, were tendered through the stated expiration date. The tender offer for each Fund was oversubscribed, meaning that pursuant to the terms of each tender offer, not all shares that were tendered were accepted for payment by the Funds. Under the final pro-ration calculations, 9.95% of EEA’s shares, and 8.07% of GF’s shares, that were tendered have been accepted for payment by the respective Fund. The shares accepted for payment will receive cash at a repurchase offer price of $7.08 for EEA and $15.85 for GF, each of which prices is equal to 98% of the respective Fund’s NAV as determined by each Fund on August 23, 2012. Those shares that were tendered but not accepted for payment will continue to be held by their record owners.

For more information on EEA and GF, including the most recent month-end performance, visit www.dws-investments.com or call (800) 349-4281.

The European Equity Fund, Inc. is a diversified, closed-end investment company seeking long-term capital appreciation through investment primarily (normally at least 80% of its assets) in equity or equity-linked securities of companies domiciled in European countries utilizing the Euro currency. Investing in foreign securities presents certain risks, such as currency fluctuations, political and economic changes, and market risks. Any fund that concentrates in a particular segment of the market will generally be more volatile than a fund that invests more broadly.

The New Germany Fund, Inc. is a diversified, closed-end investment company seeking capital appreciation primarily through investment in equity or equity-linked securities of small and mid-cap German companies. The Fund may invest up to 35% of its assets in large cap German companies and up to 20% in other Western European companies.  Investing in foreign securities presents certain risks, such as currency fluctuations, political and economic changes, and market risks. Any fund that concentrates in a particular segment of the market will generally be more volatile than a fund that invests more broadly.

Closed-end funds, unlike open-end funds, are not continuously offered. There is a one-time public offering and, once issued, shares of closed-end funds are bought and sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to NAV. The price of a fund’s shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, a fund cannot predict whether its shares will trade at, below or above NAV.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” “intend,” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

NOT FDIC/NCUA INSURED • MAY LOSE VALUE • NO BANK GUARANTEE NOT A DEPOSIT • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. R-20423-7 (8/12)

2